UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SECURITIES EXCHANGE ACT OF 1934

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Qwest Communications International Inc.

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Richard C. Notebaert Chairman & Chief Executive Officer Qwest Communications International Inc. 1801 California Street Denver, Colorado 80202

May 21, 2007

Mr. Sean F. Hanna

Fidelity Management & Research Company

Investment Proxy Research Group

One Spartan Way – TS1E

Merrimack, New Hampshire 03054

Re: Qwest Communication International Inc.

Amended and Restated Equity Incentive Plan

Dear Mr. Hanna:

This letter addresses the concerns that Fidelity Management & Research Company has expressed with respect to the Qwest Communications International Inc. Amended and Restated Equity Incentive Plan (the “Plan”). Our stockholders will consider and vote on a proposal to approve the adoption of the Plan at our Annual Stockholders Meeting on May 23, 2007.

Please be advised that our management will recommend to the Compensation and Human Resources Committee of our Board of Directors, at a regularly scheduled meeting in 2007, that the Plan be amended in the following respects:

1.	For tenure-based, full value awards, such as restricted stock, the period over which such awards will be fully vested will be no less than three years following the grant date, with no more than one-third of the award vesting in any one year;

2.	The performance period for performance-based, full value awards will be no less than one year; and

3.	With respect to awards under the Plan, the above restrictions will not be waived by the company, except in the case of death, disability or retirement of a grantee, or in the event of a change of control.

We hope that the foregoing fully addresses your concerns, and please do not hesitate to contact me if you have any comments or questions regarding the Plan or this letter.

Sincerely,

/s/ Richard C. Notebaert
Richard C. Notebaert